Exhibit 10.13

GERMAN AMERICAN BANCORP, INC.
MANAGEMENT LONG-TERM INCENTIVE PLAN

Award Agreement

Pursuant to the Grant Notice (the “Grant Notice”) to which this Award Agreement (this “Agreement”) is attached, German American Bancorp, Inc., an Indiana corporation (together with any successor thereof, the “Company”), has granted to Participant (a) Restricted Stock under the Company’s 2019 Long-Term Equity Incentive Plan, as amended from time to time (the “Equity Plan”), and/or (b) the right to receive cash payments and credits (the “LTI Cash Right”), in each case as indicated in the Grant Notice.

Capitalized terms not specifically defined herein shall have the meanings specified in the Equity Plan and the Grant Notice, unless the context clearly indicates otherwise. The Restricted Stock is subject to the terms and conditions of the Equity Plan which is incorporated herein by reference. In the event of any inconsistency between the Equity Plan and this Agreement, the terms of the Equity Plan shall control.

1.Grant of Award. In consideration of Participant’s employment with or service to the Company or a Subsidiary, and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant (a) the Restricted Stock, upon the terms and conditions set forth in the Grant Notice, the Equity Plan and this Agreement, subject to adjustments as provided in Section 5.04 of the Equity Plan, and/or (b) the LTI Cash Right, upon the terms and conditions set forth in the Grant Notice and this Agreement.

2.Vesting of the Award. Subject to earlier forfeiture and cancellation pursuant to the Equity Plan and this Agreement and possible acceleration as provided by Article VI of the Equity Plan, Participant’s rights to retain the Award (including the Restricted Stock and the LTI Cash Right) will vest in such amounts and on such dates as set forth in the Grant Notice (each such date, a “Vesting Date”), with such vesting being deemed to occur as of 12:01 A.M. Jasper time on the morning of the applicable Vesting Date. The period during which all or any portion of the Award is not vested shall be referred to herein as the “Restricted Period.” The Compensation/Human Resources Committee of the Board of Directors of the Company, which administers the Equity Plan (the “Committee”), shall have the authority, in its sole judgment (which shall be conclusive and binding) to determine whether the conditions to vesting specified by this Agreement and the Equity Plan have been satisfied as of any Vesting Date or any other date, and to determine the exact amount(s) of shares of Restricted Stock and of the LTI Cash Right payment that is deemed to be vested and/or payable at any time. Subject to the terms of the Equity Plan, the Committee may also waive the provisions of Section 5 or otherwise shorten the Restricted Period as to any portion or all of the Award, and in connection with such actions may cause the Award to vest at an earlier date, whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws or accounting principles or interpretations, or by reason of other changes in circumstances occurring after the Grant Date.

3.Participant’s Rights in Award before Vesting. Except as otherwise provided in this Agreement, Participant shall have all the rights of a holder of Shares in respect of each of Participant’s shares of Restricted Stock that are included in the Award during the Restricted Period, including, but not limited to, the right to receive all cash dividends paid on the Restricted Stock that are declared with a record date on or after the Grant Date and the right to vote the Restricted Stock on all matters to come for a vote by the holders of the Shares with a record date on or after the Grant Date. Participant shall have no right to receive any benefit with respect to any unvested LTI Cash Right during the Restricted Period.

4.Non-Certificated Nature of Restricted Stock during the Restricted Period. The Company has directed its registrar and transfer agent (the “Transfer Agent”) to issue the shares of Restricted Stock in Participant’s name as of the Grant Date, and to evidence the issuance of such shares of Restricted Stock to Participant by crediting the number of such shares of Restricted Stock to an account that has been established in Participant’s name on the Transfer Agent’s books. During the Restricted Period, the Company shall have no obligation to cause a certificate evidencing any of the shares of Restricted Stock (to the extent not yet vested) to be prepared or delivered. Any cash dividends payable in respect of the Restricted Stock during the Restricted Period pursuant to Section 3 shall be paid to Participant in cash, unless Participant otherwise directs, in which event such dividends will be paid to such account as Participant directs.

5.Forfeiture and Cancellation of the Award in Certain Additional Cases

(a)Continuing Employment Condition. If Participant’s period of continuing employment (the “Employment Period”) with the Company and its Subsidiaries terminates during the Restricted Period otherwise than by reason of a Qualifying Circumstance (as defined below), the then-unvested portion of the Award (including the Restricted Stock and all associated property and rights, and the LTI Cash Right) shall be forfeited and cancelled effective as of the last day of the Employment Period. In the event of any forfeiture or cancellation of any portion of the Restricted Stock pursuant to this Section 5, such portion of Participant’s shares of Restricted Stock shall be deemed to have been reacquired by the Company and cancelled effective as of the last day of the Employment Period, and Participant therefore shall not have the right to receive any cash dividends or other distributions with respect to such portion of the Restricted Stock that are declared with a record date after the Employment Period. If the Employment Period terminates during the Restricted Period by reason of a Qualifying Circumstance, the Award will be deemed to be fully earned and vested. In the event that the vesting of the Award is accelerated as a result of a Qualifying Circumstance, (i) the Restricted Stock portion of the Award will fully vest as of the effective date of the Qualifying Circumstance, and (ii) any portion of such Award that represents the LTI Cash Right will be paid to Participant (or Participant’s estate, as applicable) within sixty (60) days following the effective date of the Qualifying Circumstance, but in no event later than March 15 of the year following such Qualifying Circumstance. The existence or non-existence of a Qualifying Circumstance, and the existence and effective date of any termination of the Employment Period, shall, in the event of any uncertainty or dispute, be determined for all purposes under the Equity Plan and this Agreement by the Committee, whose judgment on such matters shall be conclusive and binding.

(b)Qualifying Circumstance. For purposes of this Section 5, a “Qualifying Circumstance” means, with reference to the termination of Participant’s employment with the Company and all Subsidiaries, one that occurs due to (i) Participant’s death or disability (as determined by any disability policy or program maintained by the Company), or (ii) such other event or circumstance that the Committee specifically approves and designates as a Qualifying Circumstance.

(c)Immediate Vesting Caused by an Extraordinary Event. If an Extraordinary Event (as defined by Section 6.06(d) of the Equity Plan) occurs during the Restricted Period, and prior to the date of any forfeiture and cancellation of the Award, then all of the Vesting Dates of the Award shall be deemed to have been accelerated to the date of the Extraordinary Event, and the Award (including the Restricted Stock and the LTI Cash Right) shall be deemed fully non-restricted and non-forfeitable as of such date. In the event that the vesting of the Award is accelerated as a result of an Extraordinary Event, any portion of such Award that represents the LTI Cash Right will be paid to Participant within thirty (30) days of the occurrence of such Extraordinary Event.

(d)Deemed Terminations (In Absence of Any Extraordinary Event). For purposes of this Section 5, the Employment Period shall be deemed to terminate before the end of the Restricted Period, even if it does not actually so terminate, if, before the end of the Restricted Period, and before the occurrence of an Extraordinary Event (as defined by Section 6.06(d) of the Equity Plan), (i) Participant gives notice before the end of the Restricted Period to the Company or any of its Subsidiaries of the termination of Participant’s association with them in all capacities (whether as a director, officer, employee or consultant), (ii) Participant takes any action before the end of the Restricted Period, such as accepting another position, that, in the judgment of the Committee, indicates that Participant plans to terminate his or her association with the Company and its

Subsidiaries, or (iii) the Company and/or any of its Subsidiaries gives notice prior to the end of the Restricted Period to Participant that his or her association with them in all capacities (whether as a director, officer, employee or consultant) is being terminated. For the avoidance of doubt, Clauses (i), (ii) and (iii) concerning termination of association shall apply even if Participant’s termination of association is planned or stated not to become effective until after the end of the Restricted Period and Participant’s termination shall be deemed effective for purposes of this Section 5 as of the date of the notice or action described in Clauses (i), (ii), or (iii).

6.Non-Transferability. Prior to expiration of the Restricted Period, Participant may not sell, assign, transfer, pledge or otherwise encumber any of Participant’s unvested rights under the Award, including the unvested portion of the Restricted Stock and of the LTI Cash Right.

7.Disclaimer of Employment Contract. Nothing contained in this Agreement shall be construed as an obligation of the Company or any of its Subsidiaries or any other person to retain Participant in its employ.

8.Securities Laws. The Company’s obligation to issue to Participant, or to deliver to Participant any stock certificates evidencing, Shares hereunder shall, if the Committee so requests, be conditioned upon the Company’s receipt of a representation by Participant as to Participant’s investment intention, in such form as the Committee shall determine to be necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended, or any other federal, state or local securities legislation. The Company shall not be required to deliver any certificates for shares under this Agreement or to issue any shares hereunder prior to (i) the admission of such shares to listing on any stock exchange on which the Shares may then be listed, and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation, as the Committee shall determine to be necessary or advisable.

9.Code Section 409A.

(a)The parties hereto intend that all benefits and payments to be made to the Participant hereunder will be provided or paid to the Participant in compliance with all applicable provisions of Code Section 409A and the regulations issued thereunder, and the rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same, and this Agreement shall be construed and administered in accordance with such intent. The parties also agree that this Agreement may be modified, as reasonably requested by either party, to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Code Section 409A in connection with, the benefits and payments to be provided or paid to the Participant hereunder. Any such modification shall maintain the original intent and benefit to the Company and the Participant of the applicable provision of this Agreement, to the maximum extent possible without violating Code Section 409A.

(b)All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Code Section 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment.

(c)Any payments hereunder that qualify for the “short-term deferral” exception or another exception under Code Section 409A shall be paid under the applicable exception.

(d)Notwithstanding the foregoing or anything to the contrary contained in any other provision of this Agreement, if the Participant is a “specified employee” at the time of his “separation from service” within the meaning of Code Section 409A, then any payment hereunder designated as being subject to Code Section 409A and this Subsection shall not be made until the first business day after (i) the expiration of six (6) months from the date of his separation from service, or (ii) if earlier, the date of his death (the “Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to the Participant or, if he has died, to his estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence. The term “specified employee” shall mean any individual who, at any time during the twelve (12) month period ending on the identification date (as determined by the Company or its delegate), is a “specified employee” under Code Section 409A, as determined by the Company (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of Sections 416(i) and 409A of the Code.

10.Tax and Other Withholding Obligations. The Company’s obligation to pay or deliver to Participant the Restricted Stock and the LTI Cash Right payments that together constitute the Award shall be subject to the Company’s compliance with applicable tax withholding and other required withholding or deductions, if any, with respect to the compensation realized by Participant as a result of having received the Award (including the non-cash compensation income that Participant may be deemed to realize for income tax purposes upon the lapsing of the restrictions upon all or any portion of the Award) including any deductions that may be required under the Company’s employee benefit plans (collectively, the “Withholding”). The Company intends to satisfy its Withholding with respect to any vesting or other taxable event with respect to the Award by charging the aggregate amount of the Withholding against the LTI Cash Right portion of the Award, if any, or against any other incentive cash payments that, in each case, may be payable to Participant on the Vesting Date (collectively, the “Vesting Cash Payments”). In the event that the aggregate of the Vesting Cash Payments payable on the Vesting Date is greater than the aggregate amount of the Withholding, the Company shall, as soon as practicable following the Vesting Date, pay to Participant the excess amount, without interest. In the event that the aggregate of the Vesting Cash Payments payable on the Vesting Date is less than the aggregate amount of the Withholding, then the Company (a) shall have the right to adjust subsequent withholdings, and to withhold from other forms of compensation, in order to cover the deficiency, and/or (b) may require that Participant immediately “cover” the amount of such deficiency by (i) paying such amount to the Company in cash or (ii) by delivering to the Company Shares with a Fair Market Value equal to the amount of any such deficiency already owned by Participant for a period of at least six (6) months (or such longer or shorter period as may be required to avoid a charge to earnings for financial accounting purposes).

11.Potential Repayment Obligation.

(a)Basis of Value of Award. Participant acknowledges that the values of this Award (including the number of shares of Restricted Stock specified by this Agreement and the amount of the LTI Cash Right specified by this Agreement, which is a function of the Restricted Stock valued as of the Grant Date) have been determined by the Company under the Management Incentive Plan by reference, in part, to certain financial and operating metrics of the Company that are reflected by its financial statements or otherwise reported (publicly or internally) for some or all of the three years that ended on December 31 immediately prior to the Grant Date.

(b)Automatic Forfeiture under Sarbanes-Oxley. Participant further acknowledges and agrees that, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, to the extent required by such Section 304, Participant shall reimburse the Company for (i) the amount of any Award received by such Participant during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement, and (ii) any profits received from the sale of securities of the Company during that 12-month period.

(c)Recovery under Other Applicable Law, Regulation or Listing Standards. Participant further acknowledges and agrees that the Company shall be entitled to seek to recover from Participant all or any part of the Award, including any cash, stock, or other property received by Participant with respect to the Award, if and as required by the Company’s Incentive Compensation Recovery Policy, in effect from time to time, which shall be designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended, and the listing standards of the national securities exchange on which the Company’s securities are listed.

(d)Repayment as a Result of Other Improper Conduct. In addition to any repayment obligation that may be imposed upon Participant under paragraphs (b) and (c) of this Section,

(i)if an Award has been paid to Participant or to his or her spouse or beneficiary, and the Committee later determines either (A) that financial results used to determine the amount of that Award must be materially restated and that Participant engaged in fraud or intentional misconduct related thereto, or (B) that recovery or repayment of the Award is required by applicable law, Participant, or his or her spouse or beneficiary, shall be required to transfer back to the Company (or repay the Company the amounts or value of any Shares or other securities or property or cash payments previously deemed vested for Participant’s account, or delivered or paid to Participant (or for Participant’s account), under this Agreement in respect of the Award, to the extent overpaid, notwithstanding any contrary provision of the Equity Plan; and

(ii)the Company may also (by written notice delivered to Participant at any time on or before the third anniversary of the Grant Date) (A) cancel any or all of the unvested or unpaid portion of the Award that has not previously been forfeited or cancelled under this Agreement, and (B) require that Participant or Participant’s spouse or beneficiary (if applicable) transfer back to the Company (or repay the Company the amounts or value of) (I) any Shares or other securities or property or cash payments previously vested for Participant’s account, or delivered or paid to Participant (or for Participant’s account), under this Agreement in respect of the Award or (II) previously deemed earned or vested under this Agreement, where, in the sole judgment of the Committee, Participant has (x) engaged in fraud or intentional misconduct in the performance of Participant’s duties to the Company, (y) been indicted or charged with any criminal violation, regardless of whether in connection with Participant’s duties to the Company (other than minor traffic violations not involving use of intoxicants or possession of illegal substances), or (z) violated Participant’s duties to the Company under the Company’s Code of Business Conduct in any material respect.

Further, the Committee may also impose additional repayment, recoupment or “clawback” obligations upon Participant with respect to all or any portion of the Award, any other payments of cash, stock, or other property or any other deliveries of securities made by or on behalf of the Company to Participant with respect to any component of this Award (including any payments or deliveries of shareholder dividends or distributions or other cash or other property in respect of securities previously credited or delivered to Participant under this Award), whenever the Committee may determine that such action is appropriate by reason of applicable securities, banking, tax or other laws, exchange listing standards, or accounting principles or interpretations (regardless of whether such laws, principles or interpretations have been changed since the Grant Date), by reason of changes in circumstances occurring after the Grant Date, or by reason of the Committee’s subsequent discovery of any error or other miscalculation by the Committee in its determination of the amount of Award issuable or payable to Participant hereunder.

(e)Committee Authority and Participant’s Acceptance thereof. The Committee shall have authority, in its sole judgment (which shall be conclusive and binding upon Participant), to determine whether Participant is obligated to the Company under this Section 11 to return or repay any portion of the Award previously granted and/or paid or delivered to Participant, and to determine the exact amount(s) of any such return or repayment obligation under this Section and the procedures and currencies for any such return. By accepting this Award, Participant also accepts the Committee’s authority under this Agreement to make final and binding determinations with respect to all issues pertaining to the existence and amount(s) of Participant’s repayment obligation(s) under this Agreement.

(f)Interest, Fees and Tax Reporting. If Participant fails to satisfy any obligation to the Company established or claimed by the Company under this Section in full by the due date stated for satisfaction of such obligation, then Participant shall also pay to the Company interest on the fair value of such obligation from such due date until paid in full at a rate of interest equal to the prevailing national “prime rate” of interest on such due date plus an amount equal to the reasonable attorneys’ fees incurred by the Company in collecting amounts due from Participant under this Section. After shares or payments have been transferred (and/or paid) back to the Company as may be required pursuant to this Section 11, the Company shall file such federal and state tax returns or amended returns, amended W-2 forms, or other tax filings as shall be required of it by applicable law or as reasonably requested by Participant with respect to all excess income and FICA taxes withheld and/or paid by the Company in connection with or attributable to the such transfers or payments back to the Company.

12.Amendment of Awards. The Committee may unilaterally amend the terms of this Award Agreement, except that no such amendment may materially impair the rights of Participant under the Award without Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or the provisions of Section 11.